Exhibit 10.7

FUNDING AGREEMENT

This Funding Agreement (this “Agreement”), dated September 15, 2026 (the “Effective Date”), is entered into by and among Algorhythm Holdings, Inc., a Delaware corporation (the “Company”), Gary Atkinson (“Atkinson”) and Alex Andre (“Andre”; together with Atkinson, the “Executives”).

WITNESSETH:

WHEREAS, Atkinson and the Company are parties to that certain Second Amended and Restated Employment Agreement, dated July 22, 2026 (the “Atkinson Employment Agreement”), and that certain Separation Agreement, dated as of the Effective Date (the “Atkinson Separation Agreement”; together with the Atkinson Employment Agreement, the “Atkinson Agreements”); and

WHEREAS, Andre and the Company are parties to that certain Amended and Restated Employment Agreement, dated July 22, 2026 (the “Andre Employment Agreement”; together with the Atkinson Employment Agreement, the “Employment Agreements”), and that certain Separation Agreement, dated as of the Effective Date (the “Andre Separation Agreement”; together with the Andre Employment Agreement, the “Andre Agreements”); and

WHEREAS, on the Effective Date, the Executives were each terminated by the Company not-for-”Cause” (as such term is defined in the applicable Employment Agreement) pursuant to Section 5.2 of their applicable Employment Agreements; and

WHEREAS, under the terms of the Atkinson Agreements and Andre Agreements, the Executives are entitled to receive certain compensation from the Company in connection with the termination of their employment by the Company; and

WHEREAS, pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Executives are prohibited from receiving compensation from the Company that is related to the termination of their employment that is in excess of certain thresholds described in Section 409A (such excess compensation, the “Deferred Compensation”) until the day after the date of the six (6th) month anniversary of the date of the termination of their employment (the “Payment Date”); and

WHEREAS, the Company has entered into that certain Rabbi Trust Agreement with Bryn Mawr Trust Company of Delaware, dated September 11, 2026, pursuant to which they created a rabbi trust (the “Rabbi Trust”); and

WHEREAS, under the applicable Employment Agreements, the Company agreed to fund the Rabbi Trust on the Effective Date with capital equal in amount to the Deferred Compensation to be held by the Rabbi Trust until the Payment Date and remitted by the Rabbi Trust directly to the Executives on the Payment Date; and

WHEREAS, the Company currently has insufficient capital available to fulfill its obligations under the Atkinson Agreements and Andre Agreements to fully fund the Rabbi Trust on the Effective Date; and

WHEREAS, the parties hereto wish to enter into this Agreement to provide for the terms and conditions under which the Company will fulfill its obligations under the Atkinson Agreements and Andre Agreements to fully fund the Rabbi Trust with capital equal in amount to the Deferred Compensation.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and each of the Executives hereby agree as follows:

1. Funding Arrangement.

(a) Capital at Lakeside Bank. On the Effective Date, the Company had a total of approximately $[___________] in cash being held at Lakeside Bank (the “Restricted Cash”). Commencing on the Effective Date and continuing until the sooner to occur of: (i) the date that the Rabbi Trust has been fully funded with capital equal in amount to the Deferred Compensation; and (ii) the date of the day immediately preceding the Payment Date: (A) if the Company has less than $1,000,000 of unrestricted cash on hand, 50% of any Restricted Cash that becomes unrestricted cash shall be immediately deposited by the Company in the Rabbi Trust; and (B) if the Company has at least $1,000,000 of unrestricted cash on hand, 100% of any Restricted Cash that becomes unrestricted cash shall be immediately deposited by the Company in the Rabbi Trust. On or after the Payment Date, regardless of how much unrestricted cash the Company has on hand, 100% of any Restricted Cash that becomes unrestricted cash shall be immediately transferred to the Executives in such proportion as the amounts then owed by the Company to the Executives.

(b) Other Sources of Capital. Commencing on the Effective Date and continuing until the sooner to occur of: (i) the date that the Rabbi Trust has been fully funded with capital equal in amount to the Deferred Compensation, and (ii) the date of the day immediately preceding the Payment Date, the Reserved Funds (as defined below) shall be immediately deposited in the Rabbi Trust. On or after the Payment Date, the Reserved Funds shall be immediately transferred to the Executives in such proportion as the amounts then owed by the Company to the Executives. For the purposes of this Section 1(b), “Reserved Funds” means 65% of all capital received by the Company from any source, including, but not limited to, capital received from operating activities, the sale of equity securities, or the issuance of debt.

2. Enforcement. Commencing on the date hereof and continuing until the Payment Date, if the Company complies fully with the terms of this Agreement, then the Executives hereby agree to refrain from pursuing any claims they may have against the Company related to the Company’s failure to fulfill its obligations under the Atkinson Agreements and Andre Agreements, as applicable, to fully fund the Rabbi Trust. In the event that the Company breaches any terms of this Agreement, then on the date of such breach, the agreement of the Executives to refrain from pursuing any claims they may have against the Company under the Atkinson Agreements and Andre Agreements, as applicable, shall terminate automatically without any further action of the parties hereto and be null and void ab initio, and of no force or effect.

2

3. Interest. Commencing on the date hereof and continuing until the Payment Date, interest shall accrue on the Deferred Compensation at the short-term (annual) applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s employment was terminated by the Company. All such interest shall be paid by the Company to the Executives on the Payment Date.

4. Default.

(a) Calculation of Default Amount. In the event the Company fails to pay the all of the Deferred Compensation and interest thereon in full to the Rabbi Trust by the Payment Date (the amounts of such deficiency collectively, the “Overdue Payments”), then, on the Payment Date: (i) the amount of the Overdue Payments owed to each of the Executives will automatically increase by 80% (the “Default Amount”); and (ii) the Company will either pay to each Executive in cash the proportionate amount of the Default Amount owed to the applicable Executive, or issue that number of shares of its common stock, par value $0.01 per share (the “Common Stock”), to each Executive equal to: (A) the proportionate amount of the Default Amount owed to the applicable Executive; divided by (B) the volume weighted average closing price of the shares of Common Stock on the Stock Exchange (as defined below) during the five Trading Days immediately preceding the Payment Date (the “Settlement Shares”). For the purposes of this Agreement: (x) “Stock Exchange” means the Nasdaq Stock Market or other national securities exchange or electronic trading system on which the Common Stock is then listed for trading; and (y) Trading Day means any day on which the Stock Exchange on which the Common Stock is then listed for trading is open for trading.

(b) Issuance of Settlement Shares. In the event the Company is obligated to issue Settlement Shares hereunder, the Settlement Shares will be issued to the Executives under the Company’s 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”). The Company covenants and agrees that, on the Payment Date: (i) the shares of Common Stock authorized for issuance under the 2022 Equity Incentive Plan will be registered for resale under that certain registration statement on Form S-8, File Number 333-268106, filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 1, 2022 (the “Registration Statement”); (ii) the Company will have adequate shares available under the 2022 Equity Incentive Plan to issue all of the Settlement Shares; and (iii) the Settlement Shares will be issued to the Executive through the Fast Automated Securities Transfer (FAST) Program of the Depository Trust Company’s Deposit/Withdrawal at Custodian system, without any legends or restrictions on transfer. The Company will ensure that it has an adequate number of shares of Common Stock available for issuance under the 2022 Equity Incentive Plan to satisfy its obligations hereunder and will keep the Registration Statement current and active until the Company receives written confirmation from each of the Executives that they have sold all of their respective Settlement Shares. It is intended by the parties that the Default Amount shall represent liquidated damages separate from the Deferred Compensation and the parties shall take all reporting and disclosure positions that are consistent with this intent.

5. Financial Information. Until such time as the Rabbi Trust or the Executives, as the case may be, have each received all of the Deferred Compensation, the Company shall provide the Executives with such information as the Executives may reasonably request from time to time to enforce the terms of this Agreement, including, but not limited to: (a) the amount of unrestricted cash that the Company has on hand or has transferred to the Rabbi Trust or the Executives under Section 1(a) hereof; and (b) the amount of capital that the Company has received from all other sources or has remitted to the Rabbi Trust or the Executives under Section 1(b) hereof.

3

6. Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, first-class registered mail, facsimile, email or other electronic medium to the applicable party and addressed as follows:

If to the Company:

Algorhythm Holdings, Inc.

800 Corporate Drive, Suite 216

Fort Lauderdale, FL 33334

Attention: Chief Executive Officer

If to the Executives:

To that address set forth on the books and records of the Company as updated by the applicable Executive from time to time.

7. Section 409A.

(a) This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A and shall be interpreted, construed, and administered in a manner consistent with such intent. In no event shall the Company, directly or indirectly, cause or permit the acceleration or deferral of a payment under this Agreement or its ancillary documents (including, without limitation, the Rabbi Trust, the Atkinson Agreements and the Andre Agreements) in a manner that would result in the imposition of additional taxes or interest under Section 409A.

(b) Each installment payment or other amount payable hereunder shall be treated as a separate payment for purposes of Section 409A. To the extent that the Deferred Compensation constitutes “nonqualified deferred compensation” within the meaning of Section 409A, such amounts shall not be paid to the Executives before the day after the date that is six (6) months following the applicable Executive’s “separation from service” (within the meaning of Section 409A) from the Company (or, if earlier, the date of the applicable Executive’s death), consistent with Section 409A(a)(2)(B)(i).

(c) All references in this Agreement to the termination of an Executive’s employment shall mean a “separation from service” within the meaning of Section 409A.

(d) All reimbursements or in-kind benefits provided under this Agreement that constitute nonqualified deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that: (i) any reimbursement be for expenses incurred during the period of time specified in this Agreement; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense be made no later than the last day of the calendar year following the year in which the expense was incurred; and (D) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

4

8. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereto, and no party shall be liable or bound to any other party in any manner by any warranties, representations, agreements or covenants except as specifically set forth in this Agreement. Neither party relied upon any representation or warranty, whether written or oral, made by the other party or any of its or his officers, directors, employees, agents or representatives, in making its or his decision to enter into this Agreement.

(b) Amendment and Modification. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

(c) Extensions and Waivers. The parties hereto entitled to the benefits of a term or provision hereof may: (i) extend the time for the performance of any of the obligations or other acts of the parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto; or (iii) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument or instruments signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement hereunder.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e) Headings; Definitions. The Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

(f) Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties hereto.

5

(g) Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Florida without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in Broward County in the State of Florida. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(h) Attorneys’ Fees. In the event of any legal, equitable or administrative action or proceeding brought by a party against the other party under this Agreement, the prevailing party shall be entitled to recover the reasonable fees of its or his attorneys and any costs incurred in such action or proceeding, including costs of appeal, if any, in such amount as the court or administrative body having jurisdiction over such action may award.

(i) Counterparts. This Agreement may be executed in two or more counterparts and delivered via facsimile or other electronic transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

ALGORHYTHM HOLDINGS, INC.

By:	/s/ Andrew Thompson
Andrew Thompson
Chief Executive Officer

ATKINSON

/s/ Gary Atkinson
Gary Atkinson

ANDRE

/s/ Alex Andre
Alex Andre

6